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                                    EXHIBIT 3

                   UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN
                   THE RIGHTS AGREEMENT, RIGHTS OWNED BY OR
                   TRANSFERRED TO A 15% STOCKHOLDER (AS DEFINED
                   IN THE RIGHTS AGREEMENT) AND CERTAIN
                   TRANSFEREES THEREOF WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE

                          SUMMARY OF RIGHTS TO PURCHASE
                            SHARES OF PREFERRED STOCK


         On May 6, 1999, the Board of Directors of K2 Inc. (the "Company") declared a dividend of one right (a "Right") for each outstanding share of the Company's common stock, par value $1.00 per share, or one share of each class of the Company's stock having the right to vote generally in the election of directors (the "Common Shares"), to be distributed on the earlier to occur of (i) the redemption date of the rights issued pursuant to the Rights Agreement dated as of August 10, 1989 between the Company and Harris Trust Company of California, and (ii) September 5, 1999 (the "Record Date"). Each Right entitles the holder thereof to purchase one one-hundredth (1/100) of a share of the Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Shares"), of the Company at an initial exercise price of $60 per one one-hundredth of a Preferred Share (the "Exercise Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 1, 1999 and as may be amended from time to time (the "Rights Agreement") between the Company and Harris Trust Company of California, as Rights Agent (the "Rights Agent").

         Until the earliest to occur of (i) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Shares, or (ii) 10 days after a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more or the Common Shares (a "15% Stockholder"), or (iii) an acquisition of the Company in a merger or other business combination transaction or a sale of 50% or more of its consolidated assets or earning power at any time after a person or group has become a 15% Stockholder (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate together with a copy of this Summary of Rights.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuances of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or

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a copy of this Summary of Rights, will also constitute the transfer of the
Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on the later of September 5, 2009 or the tenth anniversary of the Distribution Date, unless the rights are earlier redeemed or exchanged by the Company, in each case as described below.

         The Exercise Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares, or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights is also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date (as defined in the Rights Agreement).

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $0.25 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are converted or exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

         Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

         In the event that any person or group of affiliated or associated persons becomes 15% Stockholder, each holder of a Right, other than Rights beneficially owned by the 15% Stockholder (which will thereupon become void), will thereafter have the right to receive upon

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exercise of a Right at the then-current exercise price of the Right, that number of Common Shares having a market value of two times the exercise price of the Right.

         In the event that, after a person or group has become a 15% Stockholder, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by a 15% Stockholder which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time such transaction will have a market value of two times the exercise price of the Right.

         At any time after any person or group becomes a 15% Stockholder and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares or the occurrence of any event described in the prior paragraph, the Board of Directors of the Company may exchange the rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares of the Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts), and, in lieu thereof, an adjustment in cash will be made based upon the market price of the Preferred Shares on the last trading day prior to the date of exercise.

         At any time prior to the time a 15% Stockholder becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

         For so long as the Rights are redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the

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Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated by reference.

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